Exhibit 10.4

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

September 11, 2007

R. Kim Brazzell, Ph.D.,

127 Grande Ave

Morrisville, North Carolina 27560

Re: Amendment of Agreement dated August 2, 2004

Dear Kim:

I am writing this letter in relation to the Agreement (the “Agreement”) dated August 2, 2004 by and between you and Inspire Pharmaceuticals, Inc. (the “Company”), relating to change in control severance arrangements. As you may recall, the Agreement is automatically extended on an annual basis unless notice is provided at least 6 months prior to the anniversary of the termination date of the initial one-year term under the Agreement.

The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed the existing change of control agreements between the Company and each of its executive officers and well as current trends relating to change of control arrangements for executive officers. As part of that review, the Compensation Committee has reviewed change of control arrangements made by other companies and has received input and recommendations from an independent third-party compensation consultant. As a result, the Compensation Committee has determined that it is in the best interest of the Company and its stockholders to prepare and implement a new change in control severance policy to be effective March 29, 2008, which is the date of termination of the change in control severance agreements between the Company and most of its executive officers.

In relation to such plan, the Compensation Committee intends to inform the other executive officers that their change of control severance agreements will expire on March 29, 2008, in accordance with the terms of their respective agreements. Your Agreement does not expire on March 29, 2008, but rather on a different timetable associated with the date you initially entered into the Agreement.

Notwithstanding Section 2 of the Agreement, the Compensation Committee, on behalf of the Company, requests that you agree to amend the term of the Agreement so that it expires on March 29, 2008. Please acknowledge your agreement to such amendment by signing and dating this letter in the space provided below. Except as set forth in this letter with respect to the term of the Agreement, the Agreement shall remain in effect in accordance with its terms.

Sincerely,

By:	/s/ Richard S. Kent
Richard S. Kent, M.D.,
Chairman, Compensation Committee

Acknowledged and Agreed:

/s/ R K Brazzell
R. Kim Brazzell, Ph.D.

Dated: September 12, 2007

cc: Kenneth B. Lee, Chairman of the Board